Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact: Sterling Chemicals, Inc. — John Beaver (713) 654-9548

September 18, 2008

STERLING CHEMICALS REPORTS NO MAJOR DAMAGE DUE TO HURRICANE IKE AT ITS TEXAS CITY PLANT
     HOUSTON, TEXAS, September 18, 2008 —STERLING CHEMICALS, INC. (SCHI) reported today that preliminary assessments of its Texas City plant revealed no significant structural damage due to Hurricane Ike and efforts are well under way to restore the plant to full production capabilities. The Company currently expects operations to resume to normal levels during the first week of October assuming restoration of feed and product transportation logistics. Sterling continues to work closely with local officials and emergency responders to assess the needs of the Texas City community and to provide support and assistance as needed.
     “Our operations crew has done an outstanding job in both preparing for, and responding to the hurricane,” said John V. Genova, President and CEO of Sterling. “We effectively implemented our hurricane preparedness plans to safely shut down operations in advance of the storm. Subsequently, we have initiated execution of a comprehensive plan to restore the plant to normal operations while keeping personnel and operational safety as our top priority.”
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About Sterling Chemicals, Inc.
Sterling Chemicals, Inc. is a leading North American producer of selected petrochemicals used to manufacture a wide array of consumer goods and industrial products throughout the world. Its primary products are acetic acid and plasticizers. More information on Sterling Chemicals, Inc. can be found at www.sterlingchemicals.com.
     The information in this news release relating to matters that are not historical facts constitutes forward-looking information covered by the safe harbor created by Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. The forward-looking information is based upon current information and expectations regarding Sterling Chemicals, Inc. The estimates, forecasts and statements contained in or implied by the forward-

looking information speak only as of the date on which they are made, are not guarantees of future performance and involve certain risks, uncertainties and assumptions that are difficult to evaluate and predict. Therefore, actual outcomes and results could materially differ from what is expressed, implied or forecasted by or in the forward-looking information. Important factors that could cause actual results to differ materially from what is expressed, implied or forecasted by or in the forward-looking information include the final assessment of damages due to Hurricane Ike, availability of raw materials and energy from suppliers, accessibility to water-borne and land-based transportation modes , as well as the other risk factors discussed in Sterling’s filings with the Securities and Exchange Commission, including Sterling’s Annual Report on Form 10-K and Quarterly Reports on Form 10-Q. Sterling assumes no obligation to update the information contained in this press release.